Exhibit 99.1

International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8

Phone: 514.744.6792

Fax: 514.744.6272

Contact Information:

Laurie W. Little

949-461-6002

laurie.little@valeant.com

Elif McDonald

905-695-7607

elif.mcdonald@valeant.com

Media:

Renée Soto/Jared Levy

Sard Verbinnen & Co.

212-687-8080

rsoto@sardverb.com

Meghan Gavigan

Sard Verbinnen & Co.

415-618-8750

mgavigan@sardverb.com

VALEANT PHARMACEUTICALS FILES ANNUAL REPORT ON FORM 10-K FOR YEAR

ENDED DECEMBER 31, 2015

Restated Financial Statements Included in Company’s Annual Report on Form 10-K

Company in Full Compliance with Credit Agreement and Senior Note Indentures

No Additional Items Require Restatement Beyond Those Previously Disclosed

LAVAL, Quebec, April 29, 2016 — Valeant Pharmaceuticals International, Inc. (“Valeant” or the “Company”) (NYSE: VRX) (TSX: VRX) today announced that it has filed with the U.S. Securities and Exchange Commission (the “SEC”) its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “Form 10-K”). This Form 10-K includes consolidated financial statements for the years ended December 31, 2013, 2014 and 2015. The audited consolidated financial statements for the year ended December 31, 2014 are restated. The Company has also restated certain unaudited quarterly results related to the three months ended December 31, 2014, the three months ended March 31, 2015, the six months ended June 30, 2015 and the nine months ended September 30, 2015, and revised certain unaudited results for the three months and nine months ended September 30, 2014.

The default under our senior note indentures arising from the failure to timely file the Form 10-K was cured in all respects by the filing of this Form 10-K. In addition, the Company remains in full compliance with its credit agreement.

International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8

Phone: 514.744.6792

Fax: 514.744.6272

Ad Hoc Committee Review

As previously disclosed, on April 5, 2016, Valeant announced that the Ad Hoc Committee (“AHC”) had determined that its review was complete, and that the AHC had not identified any additional items that would require restatements beyond those required by matters previously disclosed. In addition, the Company announced that, given the completion of the review by the AHC, the Company’s Board of Directors (the “Board”) had determined to dissolve the AHC and that the 12 independent directors on the Board, including the members of the Audit and Risk Committee, would assume oversight responsibility for remaining work, including work associated with the completion of the Company’s current and restated financial statements and disclosures, as well as its assessment of related internal controls and remediation matters.

Impact of Restatement

As previously disclosed, the Company identified misstatements that would reduce previously-reported fiscal year 2014 revenue by approximately $58 million, net income attributable to Valeant by approximately $33 million, and basic and diluted earnings per share by $0.09 (as compared to the previously-reported amounts of $8,264 million for revenue, $914 million for net income attributable to Valeant and $2.72 and $2.67 for basic and diluted earnings per share respectively). A substantial part of the earnings impact of these misstatements reverses in the first quarter of 2015. The Company has also identified misstatements in the first quarter of 2015, consisting primarily of the reversing effect on earnings of the 2014 misstatements, which would reduce revenue by approximately $21 million (due to timing of recognition of managed care rebates), increase net income attributable to Valeant by approximately $24 million and increase basic and diluted earnings per share by $0.07.

Internal Control Over Financial Reporting and Disclosure Controls and Procedures

The Form 10-K also discloses management’s determination that internal control over financial reporting, as well as the Company’s disclosure controls and procedures, were not effective due to the existence of material weaknesses. For further information regarding management’s assessment of internal control over financial reporting and disclosure controls and procedures, as well as the related remediation actions, please see Item 9A “Controls and Procedures” on Form 10-K.

Adjustments to Unaudited Fourth Quarter 2015 Results

On March 15, 2016, Valeant issued preliminary unaudited fourth quarter results for 2015, including unaudited revenue of $2.8 billion and GAAP EPS of ($0.98). As stated at that time, those results were preliminary and unaudited. As a result of ongoing analysis and review, and finalization of the results for the fourth quarter of 2015 by the Company, the Company has made adjustments to revenue, GAAP EPS and Adjusted EPS (non-GAAP), resulting in revenue of $2.8 billion, GAAP EPS of ($1.12) and Adjusted EPS (non-GAAP) of $1.55. The majority of the impact is attributed to adjustments relating to the deferral of Addyi® revenue, adjustments to the returns reserve of Xifaxan®, as well as several items, including increased professional service fees and intellectual property related adjustments, post March 15, 2016.

Addyi:

After considering various factors related to the Addyi product launch, including that Addyi is a new product in a new therapeutic area and the resulting lack of history with the product and associated returns, the Company has now determined that it is more appropriate to record revenue on a “sell-through” basis, instead of on a “sell-in” basis. This results in a net reduction of $16 million to revenue previously included in the preliminary fourth quarter results.

International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8

Phone: 514.744.6792

Fax: 514.744.6272

Xifaxan IBS-D Return:

Valeant has reduced its previously-reported preliminary fourth quarter 2015 revenue of approximately $5 million related to estimated returns of Xifaxan.

Changes to Valeant’s Non-GAAP Tax Reporting

Historically, in calculating adjusted (non-GAAP) net income and EPS, Valeant has reported its non-cash tax adjustment (non-GAAP) on Tables 2, 2A and 2B of the press tables by combining the tax effects of non-GAAP adjustments and the use of tax attributes and other timing issues. This adjustment, representing roughly 5 percent of adjusted non-GAAP net income, approximates the actual cash tax that Valeant paid each year. Going forward, Valeant will no longer include the tax effects from the use of tax attributes and other timing issues, which will in turn raise the Company’s reported tax rate on non-GAAP net income. This new reporting metric has no change to either cash flow or actual taxes paid. Tables 2, 2A and 2B of the press tables show the retroactive effect of this new tax treatment on the Company’s historical financial statements in order to make them consistent with the current year presentation.

Canadian Regulatory Matters

The Company also announced that it intends to file today its audited annual financial statements for the year ended December 31, 2015, the related management’s discussion and analysis, certificates of its CEO and CFO and the Form 10-K (collectively, the “Canadian Required Filings”) with the Canadian Securities Administrators (the “CSA”). As a result, the previously announced customary management cease trade orders (“MCTO”) issued on March 31, 2016 by the Autorité des marchés financiers (the “AMF”), the Company’s principal securities regulator in Canada, and by the Ontario Securities Commission (the “OSC”), respectively, are expected to be lifted or expire on or about May 4, 2016 and the Company will no longer be required to report under the alternative information guidelines set out in National Policy 12-203 Cease Trade Orders for Continuous Disclosure Defaults.

The MCTOs related to the trading in securities of the Company by the Company’s CEO, its CFO and each other member of the Company’s Board. The MCTOs do not affect the ability of other shareholders to trade in the securities of the Company.

Supplemental Information

Supplemental information regarding fourth quarter and full year 2015 financial results, fourth quarter 2015 top 30 brands, fourth quarter 2015 adjustments since preliminary results were released on March 15, 2016, and changes to non-GAAP tax reporting using a new non-GAAP tax methodology, has been posted in the investor relations section of Valeant’s corporate website at www.valeant.com.

International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8

Phone: 514.744.6792

Fax: 514.744.6272

About Valeant

Valeant Pharmaceuticals International, Inc. (NYSE/TSX:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, gastrointestinal disorders, eye health, neurology and branded generics. More information about Valeant can be at www.valeant.com.

Forward-looking Statements

This press release may contain forward-looking statements, including, but not limited to, statements regarding the remediation measures being implemented by the Company, the timing of filing the Canadian Required Filings, the timing of the lifting or expiration of the MCTOs and the impact of the Company’s new tax reporting metric. Forward-looking statements may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in the Company’s most recent annual or quarterly report and detailed from time to time in Valeant’s other filings with the SEC and the CSA, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes, other than as required by law.

Non-GAAP Information

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures including (i) Adjusted net income attributable to Valeant Pharmaceuticals International, Inc., (ii) Adjusted earnings per share (“EPS”), (iii) Revenue excluding currency impact, (iv) Cost of goods sold excluding fair value step-up adjustment in inventory and other, and (v) Organic growth. The reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. Management uses these non-GAAP measures as key metrics in the evaluation of Company performance and the consolidated financial results and, in part, in the determination of cash bonuses for its executive officers. The Company believes these non-GAAP measures are useful to investors in their assessment of our operating performance and the valuation of our company. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and, in order to assure that all investors have access to similar data, the Company has determined that it is appropriate to make this data available to all investors. However, non-GAAP financial measures are not prepared in accordance with GAAP, as they exclude certain items as described below. Therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8

Phone: 514.744.6792

Fax: 514.744.6272

(i) Adjusted net income attributable to Valeant Pharmaceuticals International, Inc. and (ii) Adjusted EPS

Management uses Adjusted net income attributable to Valeant Pharmaceuticals International, Inc. and Adjusted EPS for strategic decision making, forecasting future results and evaluating current performance. In addition, cash bonuses for the Company’s executive officers are based, in part, on the achievement of certain Adjusted EPS targets. Such non-GAAP measures exclude the impact of certain items (as further described below) that may obscure trends in the Company’s underlying performance. By disclosing these non-GAAP measures, management intends to provide investors with a meaningful, consistent comparison of the Company’s operating results and trends for the periods presented. Management believes these measures are also useful to investors as such measures allow investors to evaluate the Company’s performance using the same tools that management uses to evaluate past performance and prospects for future performance. However, GAAP net income attributable to Valeant Pharmaceuticals International, Inc. and GAAP EPS are significantly less than Adjusted net income attributable to Valeant Pharmaceuticals International, Inc. (non-GAAP) and Adjusted EPS (non-GAAP).

Adjusted EPS reflect adjustments based on the following items:

•	Inventory step-up and property, plant and equipment (PP&E) step-up/down: The Company has excluded the impact of fair value step-up/down adjustments to inventory and PP&E in connection with business combinations as such adjustments represent non-cash items, and the amount and frequency is not consistent and is significantly impacted by the timing and size of our acquisitions.

•	Stock-based compensation: The Company has excluded the impact of previously accelerated vesting of certain stock-based equity instruments as such impact is not reflective of the ongoing and planned pattern of recognition for such expense.

•	Acquisition-related contingent consideration: The Company has excluded the impact of acquisition-related contingent consideration non-cash adjustments due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates, and the amount and frequency of such adjustments is not consistent and is significantly impacted by the timing and size of our acquisitions, as well as the nature of the agreed-upon consideration.

•	In-Process research and development impairments and other charges: The Company has excluded expenses associated with acquired in-process research and development (including any impairment charges), as these amounts are inconsistent in amount and frequency and are significantly impacted by the timing, size and nature of acquisitions. Although expenses associated with acquired in-process research and development are generally not recurring with respect to past acquisitions, the Company may incur these expenses in connection with any future acquisitions.

•	Philidor Rx Services wind down costs – The Company has excluded certain costs associated with the wind down of the arrangement with Philidor Rx Services, LLC (“Philidor”), primarily including write-downs of fixed assets and bad debt expenses. The Company believes it is useful to understand the effect of excluding this item when evaluating ongoing performance.

International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8

Phone: 514.744.6792

Fax: 514.744.6272

•	Other (income) expense: The Company has excluded certain other expenses that are the result of other, unplanned events to measure operating performance, primarily including costs associated with the termination of certain supply and distribution agreements, legal settlements and related fees, costs of legal proceedings, investigations and inquiries respecting certain of our distribution, marketing, pricing, disclosure and accounting practices, including our former relationship with Philidor, post-combination expenses associated with business combinations for the acceleration of employee stock awards and/or cash bonuses, and gains/losses from the sale of assets and businesses. These events are unplanned and arise outside of the ordinary course of continuing operations. The Company believes the exclusion of such amounts allows management and the users of the financial statements to better understand the financial results of the Company.

•	Restructuring, integration, and acquisition-related expenses: In recent years, the Company completed a number of acquisitions, which resulted in operating expenses which would not otherwise have been incurred. The Company has excluded certain restructuring, integration and other acquisition-related expense items resulting from acquisitions (including legal and due diligence costs) to allow more accurate comparisons of the financial results to historical operations and forward-looking guidance. Such costs are generally not relevant to assessing or estimating the long-term performance of the acquired assets as part of the Company, and are not factored into management’s evaluation of potential acquisitions or its performance after completion of acquisitions. In addition, the frequency and amount of such charges vary significantly based on the size and timing of the acquisitions and the maturities of the businesses being acquired. Also, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of any future acquisitions. By excluding the above referenced expenses from our non-GAAP measures, management is better able to evaluate the Company’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for the Company. Furthermore, the Company believes that the adjustments of these items more closely correlate with the sustainability of the Company’s operating performance.

•	Amortization and impairments of finite-lived intangible assets: The Company has excluded the impact of amortization and impairments of finite-lived intangible assets (including impairments of intangible assets related to Philidor), as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. The Company believes that the adjustments of these items more closely correlate with the sustainability of the Company’s operating performance. Although the Company excludes amortization of intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets and potential impairment charges.

•	Amortization of deferred financing costs and debt discounts: The Company has excluded amortization of deferred financing costs and debt discounts as this represents a non-cash component of interest expense.

•	Loss on extinguishment of debt: The Company has excluded loss on extinguishment of debt as this represents a non-cash charge, and the amount and frequency of such charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.

•	(Gain) loss on disposal of fixed assets and assets held for sale/impairment, net: The Company has excluded the impact of (gain) loss on disposal of fixed assets and assets held for sale/impairment, net as such items are inconsistent in amount and frequency. The Company believes the exclusion of such amounts allows management and users of the financial statements to better understand the financial results of the Company.

International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8

Phone: 514.744.6792

Fax: 514.744.6272

•	(Gain) loss on investments, net: The Company has excluded the gain on investment associated with the withdrawal of the exchange offer in the fourth quarter of 2014 to acquire all of the outstanding shares of Allergan Inc. The Company believes it is useful to understand the effect of excluding this item when evaluating ongoing performance.

•	Foreign exchange and other: The Company has excluded foreign exchange and other to eliminate the impact of foreign currency fluctuations primarily related to intercompany financing arrangements in evaluating company performance.

•	Tax: The Company has excluded the tax impact of the non-GAAP adjustments in order to reflect an expected tax rate for the current period.

(iii) Revenue excluding currency impact

Management uses this non-GAAP measure to calculate organic growth and assess performance of its business units, and the Company in total, without the impact of foreign currency exchange fluctuations. In the fourth quarter of 2015, the Company also excluded revenue related to Philidor for November and December of 2015. Such measure is useful to investors as it allows for a more consistent period-to-period comparison of our revenue.

(iv) Cost of goods sold excluding fair value step-up adjustment to inventory and other

Management uses this non-GAAP measure to assess cost of goods sold as a percentage of sales for its reportable segments, and the Company in total, without the impact of fair-value adjustments to inventory and PP&E in connection with business combinations, and integration-related inventory charges and technology transfer costs. In the fourth quarter of 2015, the Company also excluded costs related to Philidor for November and December of 2015. Such measure is useful to investors as it allows for a more consistent period-to-period comparison of costs.

International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8

Phone: 514.744.6792

Fax: 514.744.6272

(v) Organic Growth

Organic growth measures growth rates for our businesses. The most directly comparable GAAP financial measure is change in total revenue (GAAP) over the applicable period. We show organic growth on both a same store sales basis and a pro forma basis. Same store sales organic growth provides growth rates for businesses that have been owned for one year or more. Pro forma organic growth provides year over year growth rates for the entire business, including those that have been acquired within the last year. Management uses organic growth in assessing growth rates for its business and evaluating current performance, as well as forecasting future results. By disclosing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of revenue trends.

The calculation of organic growth primarily includes the following adjustments to total revenue (GAAP):

•	Foreign currency: The Company excludes foreign currency to eliminate the impact of foreign currency fluctuations when evaluating year over year revenue growth to show a more consistent period-to-period comparison of our revenue.

•	Divestitures and discontinuations: The Company excludes revenues associated with divestitures and discontinuations from prior year results to allow for a more consistent period-to-period comparison of our revenue.

•	Acquisitions: In calculating same store sales organic growth, the Company excludes revenues associated with acquisitions from the current year GAAP revenues for the period in which they are not comparable to the prior year. In calculating pro forma organic growth, the Company includes revenues associated with acquisitions to the prior year GAAP revenues for the period in which they are not comparable to the current year. Such measures are useful to investors as it allows for a more consistent period-to-period comparison of our revenue.

•	Other Revenue: The Company excludes Other revenue in calculating organic growth on the basis that such revenue (which includes revenue from contract manufacturing and royalties) is not reflective of the growth in the Company’s core businesses.

Financial Tables Follow

###

Valeant Pharmaceuticals International, Inc.	Table 1
Condensed Consolidated Statements of Income (Loss)
For the Three and Twelve Months Ended December 31, 2015 and 2014 Restated

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2015	2014 Restated	2015	2014 Restated
Product sales	$2,722.9	$2,190.9	$10,292.2	$8,046.1
Other revenues	34.3	44.5	154.3	159.9

Total revenues	2,757.2	2,235.4	10,446.5	8,206.0

Cost of goods sold (exclusive of amortization and impairments of finite-lived intangible assets shown separately below)	719.2	558.8	2,531.6	2,177.7
Cost of other revenues	10.0	13.1	53.1	58.4
Selling, general and administrative (“SG&A”)	742.9	524.5	2,699.8	2,026.3
Research and development	95.9	59.1	334.4	246.0
Acquisition-related contingent consideration	(45.6)	(28.9)	(23.0)	(14.1)
In-process research and development impairments and other charges	140.3	0.7	248.4	41.0
Other (income)/expense	42.9	7.0	256.1	(268.7)
Restructuring, integration, acquisition-related and other costs	96.0	46.9	400.4	388.0
Amortization and impairments of finite-lived intangible assets	788.5	436.8	2,418.3	1,550.7

	2,590.1	1,618.0	8,919.1	6,205.3

Operating income (loss)	167.1	617.4	1,527.4	2,000.7
Interest expense, net	(431.7)	(223.7)	(1,559.9)	(966.0)
Loss on extinguishment of debt	—	(35.9)	(20.0)	(129.6)
Gain (loss) on investments, net	—	286.7	—	292.6
Foreign exchange and other	(3.3)	(81.1)	(102.8)	(144.1)

Income (loss) before (recovery of) provision for income taxes	(267.9)	563.4	(155.3)	1,053.6
(Recovery of) provision for income taxes	118.5	51.7	132.5	174.2

Net income (loss)	(386.4)	511.7	(287.8)	879.4
Less: Net income (loss) attributable to noncontrolling interest	(0.5)	(0.8)	3.9	(1.3)

Net income (loss) attributable to Valeant Pharmaceuticals International, Inc.	$(385.9)	$512.5	$(291.7)	$880.7

Earnings (loss) per share:
Basic:
Earnings (loss)	$(1.12)	$1.53	$(0.85)	$2.63

Shares used in per share computation	344.9	335.8	342.7	335.4

Diluted:
Earnings (loss)	$(1.12)	$1.50	$(0.85)	$2.58

Shares used in per share computation	344.9	341.9	342.7	341.5

Valeant Pharmaceuticals International, Inc.	Table 2
Reconciliation of GAAP EPS to Adjusted EPS Non-GAAP (n)
For the Three and Twelve Months Ended December 31, 2015, 2014 Restated and 2013

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In millions)	2015	2014 Restated	2015	2014 Restated	2013
Net income (loss) attributable to Valeant Pharmaceuticals International, Inc.	$(385.9)	$512.5	$(291.7)	$880.7	$(866.1)
Non-GAAP adjustments:
Inventory step-up (a)	36.0	5.4	133.7	27.3	372.5
PP&E step-up/down (b)	7.2	14.0	28.9	29.8	8.7
Stock-based compensation (c)	(5.6)	(2.1)	11.5	0.3	21.3
Acquisition-related contingent consideration (d)	(45.6)	(28.9)	(23.0)	(14.1)	(29.2)
In-process research and development impairments and other charges (e)	140.3	0.7	248.4	41.0	153.6
Philidor Rx Services wind down costs (f)	62.0	—	62.0	—	—
Other (income)/expense (g)	42.9	7.0	256.1	(268.7)	287.2
Restructuring, integration, acquisition-related and other costs (h)	96.0	46.9	400.4	388.0	498.4
Amortization and impairments of finite-lived intangible assets and other non-GAAP charges (i)	802.1	449.2	2,441.9	1,599.0	1,957.3

	1,135.3	492.2	3,559.9	1,802.6	3,269.8
Amortization of deferred financing costs and debt discounts (j)	27.7	11.9	159.2	70.0	89.5
Loss on extinguishment of debt	—	35.9	20.0	129.6	65.0
(Gain) loss on disposal of fixed assets and assets held for sale/impairment, net	—	1.2	7.9	3.9	—
(Gain) loss on investments, net (k)	—	(286.7)	—	(286.7)	—
Foreign exchange and other (l)	(1.4)	72.7	95.2	135.1	0.8
Tax effect of non-GAAP adjustments (m)	(234.6)	45.0	(709.6)	(99.8)	(872.5)

Total non-GAAP adjustments	927.0	372.2	3,132.6	1,754.7	2,552.6
Adjusted net income non-GAAP attributable to Valeant Pharmaceuticals International, Inc. (n)	$541.1	$884.7	$2,840.9	$2,635.4	$1,686.5

GAAP earnings (loss) per share - diluted	$(1.12)	$1.50	$(0.85)	$2.58	$(2.70)

Adjusted earnings per share non-GAAP - diluted (n)	$1.55	$2.59	$8.14	$7.72	$5.15

Shares used in diluted per share calculation - GAAP earnings per share	344.9	341.9	342.7	341.5	321.0

Shares used in diluted per share calculation - Adjusted earnings per share non-GAAP	349.9	341.9	348.8	341.5	327.5

(a)	See footnote (c) to Table 2a and Table 2b.
(b)	See footnote (d) to Table 2a and Table 2b.
(c)	See footnote (e) to Table 2a and Table 2b.
(d)	See footnote (f) to Table 2a and Table 2b.
(e)	See footnote (g) to Table 2a and Table 2b.
(f)	See footnote (b) (d) (e) to Table 2a and Table 2b.
(g)	See footnote (h) to Table 2a and Table 2b.
(h)	See footnote (i) (j) to Table 2a and (i) (j) (k) to Table 2b.
(i)	See footnote (d)(k) to Table 2a and (d)(l) to Table 2b.
(j)	See footnote (l) to Table 2a and (m) to Table 2b.
(k)	See footnote (m) to Table 2a and (n) to Table 2b.
(l)	See footnote (n) to Table 2a and (o) to Table 2b.
(m)	See footnote (o)(p) to Table 2a and (p)(q) to Table 2b.
(n)	See footnote (a) to Table 2a and Table 2b.

Valeant Pharmaceuticals International, Inc.	Table 2a
Reconciliation of GAAP EPS to Adjusted EPS Non-GAAP (a)
For the Three Months Ended December 31, 2015 and 2014 Restated

	Non-GAAP Adjustments(a) for
	Three Months Ended
	December 31,
(In millions)	2015		2014 Restated
Product sales	$(4.6	)(b)	$—
Other revenues	—		—

Total revenues	(4.6)		—

Cost of goods sold (exclusive of amortization and impairments of finite-lived intangible assets shown separately below)	(56.3	)(c)(d)	(31.1	)(c)(d)
Cost of other revenues	—		—
Selling, general and administrative (“SG&A”)	(61.1	)(e)	0.5	(e)
Research and development	(0.4)		(0.3)
Acquisition-related contingent consideration	45.6	(f)	28.9	(f)
In-process research and development impairments and other charges	(140.3	)(g)	(0.7	)(g)
Other income/(expense)	(42.9	)(h)	(7.0	)(h)
Restructuring, integration, acquisition-related and other costs	(96.0	)(i)	(46.9	)(j)
Amortization and impairments of finite-lived intangible assets	(788.5	)(k)	(436.8	)(k)

	(1,139.9)		(493.4)

Operating income (loss)	1,135.3		493.4
Interest expense, net	27.7	(l)	11.9	(l)
Loss on extinguishment of debt	—		35.9
(Gain) loss on investments, net	—		(286.7	)(m)
Foreign exchange and other	(1.4	)(n)	72.7	(n)

Income (loss) before (recovery of) provision for income taxes	1,161.6		327.2
Tax effect of non-GAAP adjustments	(234.6	)(o)(p)	45.0	(o)(p)

Total non-GAAP adjustments to net income (loss) attributable to Valeant Pharmaceuticals International, Inc.	$927.0		$372.2

Non-GAAP adjustments to earnings (loss) per share:
Diluted:
Total non-GAAP adjustments to earnings (loss)	$2.65		$1.09

Shares used in per share computation	349.9		341.9

(a)	The figures for GAAP net income and GAAP earnings per share are significantly less than non-GAAP adjusted net income and non-GAAP adjusted earnings per share. To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, please refer to the body of the press release to which these tables are attached.
(b)	Product sales of $4.6 million represents Philidor Rx Services sales during the wind-down period November 1, 2015 through December 31, 2015.
(c)	ASC 805, Business Combinations, requires inventory to be recorded at fair value, resulting in an inventory step-up whose total amortization impact for the three months ended December 31, 2015 is $36.0 million primarily due to the acquisitions of Salix Pharmaceuticals Ltd. on April 1, 2015, Amoun Pharmaceutical Company S.A.E on October 19, 2015 and Synergetics USA, Inc. on October 15, 2015. For the three months ended December 31, 2014 the impact of inventory fair value amortization step-up is $5.4 million primarily due to the acquisition of PreCision Dermatology Inc. on July 7, 2014.
(d)	For the three months ended December 31, 2015 and 2014, cost of goods sold includes $12.0 million and $11.2 million, respectively, of costs associated with integration related inventory and technology transfers, depreciation resulting from PP&E step up of $6.2 million and $13.1 million, respectively, primarily relating to the acquisition of Bausch & Lomb Holdings Incorporated. For the three months ended December 31, 2015, cost of goods sold also includes $2.1 million of cost of goods related to Philidor Rx Services products sold during the wind-down period November 1, 2015 through December 31, 2015. For the three months ended December 31, 2014, cost of goods sold also includes $1.4 million amortization of the BMS fair value inventory adjustment.
(e)	For the three months ended December 31, 2015, SG&A of $61.1 million is primarily related to Philidor Rx Services wind-down costs of $64.5 million which includes $26.9 million of bad debt reserve, $23.3 million of depreciation expense resulting from the write-down of fixed assets and $14.3 million of operating expenses during the wind-down period November 1, 2015 through December 31, 2015, partially offset by, ($5.6) million stock-based compensation which primarily reflects the impact of previously accelerated vesting of certain stock-based equity instruments. For the three months ended December 31, 2014, SG&A primarily includes ($2.1) million of stock-based compensation which reflects the acceleration of certain equity instruments offset by $1.2 million loss on disposal of assets.
(f)	Net expense/(income) from the changes in acquisition-related contingent consideration for the three months ended December 31, 2015 and 2014 is ($45.6) million and ($28.9) million, respectively.
(g)	In-process research and development impairments and other charges for the three months ended December 31, 2015 of $140.3 million is primarily related to the $100.0 million upfront payment in connection with the license of brodalumab, a $28.2 million impairment related to Emerade® and other smaller impairments. In-process research and development impairments and other charges for the three months ended December 31, 2014 is $0.7 million due to the impairments of IPR&D assets.

(h)	For the three months ended December 31, 2015, other (income)/expense of $42.9 million is primarily due to costs resulting from the termination of supply and distribution agreements of $20.6 million, legal settlements and related fees of $12.7 million including costs of legal proceedings, investigations and inquiries respecting certain of our distribution, marketing, pricing, disclosure and accounting practices, including our former relationship with Philidor and a post-combination expense of $11.7 million related to cash bonuses paid to Amoun Pharmaceutical Company S.A.E employees in connection with the acquisition. For the three months ended December 31, 2014, other (income)/expense of $7.0 million primarily relates to legal settlements and associated fees as well as a net loss on sale of assets.
(i)	Restructuring, integration, acquisition-related and other costs of $96.0 million primarily relates to the acquisitions of Salix Pharmaceuticals, Ltd., Philidor Rx Services, Synergetics USA, Inc. and Marathon Pharmaceuticals, LLC. These include $51.5 million of contract terminations, integration consulting, transition services, duplicative labor and other, $24.0 million of employee severance costs, $8.1 million of acquisition costs, $3.8 million of facility closure costs and $8.6 million of other. See additional information on Table 5.2.
(j)	Restructuring, integration, acquisition-related and other costs of $46.9 million primarily relates to the acquisitions of Bausch & Lomb Holdings Incorporated, Croma, Solta Medical, Inc., PreCision Dermatology Inc. and other Valeant restructuring and integration initiatives. These include $25.8 million of contract terminations, integration consulting, transition services, duplicative labor and other, $9.0 million of employee severance costs, $7.2 million of facility closure costs, $2.6 million of acquisition costs, $1.3 million of other and $1.0 million of non-personnel manufacturing integration costs.
(k)	Represents amortization and impairments of finite-lived intangible assets including an impairment charge of $79.0 million related to Philidor Rx Services in the three months ended December 31, 2015.
(l)	Non-cash interest expense associated with amortization and write-down of deferred financing costs and debt discounts for the three months ended December 31, 2015 and 2014 is $27.7 million and $11.9 million, respectively.
(m)	Gain on investment, net was a gain recognized in connection with the sale by PS Fund 1, LLC of the Allergan Inc. shares.
(n)	Unrealized foreign exchange (gain)/loss on intercompany financing arrangements for the three months ended December 31, 2015 and 2014 is ($1.4) million and $72.7 million, respectively.
(o)	Adjusted amounts represent adjusted pretax income multiplied by our effective tax rate for the three months ended December 31, 2015 and 2014. The effective tax rate was derived by reference to statutory rates in the regions in which the company operates.
(p)	As the Company disclosed on March 15, 2016, it revised its methodology for the presentation of tax adjustments to non-GAAP earnings and eliminated the use of tax attributes and other timing items in its calculation of non-GAAP net income (loss) and earnings (loss) per share. The adjustments to the tax provisions for the three months ended December 31, 2015 and 2014 under the discontinued tax presentation were $68.4 million and $14.4 million, respectively, which would have resulted in Adjusted non-GAAP earnings per share of $2.41 and $2.50, respectively.

Valeant Pharmaceuticals International, Inc.	Table 2b
Reconciliation of GAAP EPS to Adjusted EPS Non-GAAP (a)
For the Twelve Months Ended December 31, 2015, 2014 Restated and 2013

	Non-GAAP Adjustments(a) for
	Twelve Months Ended
	December 31,
(In millions)	2015		2014 Restated		2013
Product sales	$(4.6	)(b)	$—		$—
Other revenues	—		—		—

Total revenues	(4.6)		—		—

Cost of goods sold (exclusive of amortization and impairments of finite-lived intangible assets shown separately below)	(181.2	)(c)(d)	(95.4	)(c)(d)	(436.1	)(c)(d)
Cost of other revenues	—		—		—
Selling, general and administrative (“SG&A”)	(89.6	)(e)	(12.9	)(e)	(21.7	)(e)
Research and development	(1.4)		(1.3)		—
Acquisition-related contingent consideration	23.0	(f)	14.1	(f)	29.2	(f)
In-process research and development impairments and other charges	(248.4	)(g)	(41.0	)(g)	(153.6	)(g)
Other income/(expense)	(256.1	)(h)	268.7	(h)	(287.2	)(h)
Restructuring, integration, acquisition-related and other costs	(400.4	)(i)	(388.0	)(j)	(498.4	)(k)
Amortization and impairments of finite-lived intangible assets	(2,418.3	)(l)	(1,550.7	)(l)	(1,902.0	)(l)

	(3,572.4)		(1,806.5)		(3,269.8)

Operating income (loss)	3,567.8		1,806.5		3,269.8
Interest expense, net	159.2	(m)	70.0	(m)	89.5	(m)
Loss on extinguishment of debt	20.0		129.6		65.0
(Gain) loss on investments, net	—		(286.7	)(n)	—
Foreign exchange and other	95.2	(o)	135.1	(o)	0.8	(o)

Income (loss) before (recovery of) provision for income taxes	3,842.2		1,854.5		3,425.1
Tax effect of non-GAAP adjustments	(709.6	)(p)(q)	(99.8	)(p)(q)	(872.5	)(p)(q)

Total non-GAAP adjustments to net income (loss) attributable to Valeant Pharmaceuticals International, Inc.	$3,132.6		$1,754.7		$2,552.6

Non-GAAP adjustments to earnings (loss) per share:
Diluted:
Total non-GAAP adjustments to earnings (loss)	$8.98		$5.14		$7.79

Shares used in per share computation	348.8		341.5		327.5

(a)	The figures for GAAP net income and GAAP earnings per share are significantly less than non-GAAP adjusted net income and non-GAAP adjusted earnings per share. To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, please refer to the body of the press release to which these tables are attached.
(b)	Product sales of $4.6 million represents Philidor Rx Services sales during the wind-down period November 1, 2015 through December 31, 2015.
(c)	ASC 805, Business Combinations, requires inventory to be recorded at fair value, resulting in an inventory step-up whose total amortization impact for the twelve months ended December 31, 2015 is $133.7 million primarily due to the acquisitions of Salix Pharmaceuticals Ltd. on April 1, 2015 and Marathon Pharmaceuticals, LLC on February 10, 2015. For the twelve months ended December 31, 2014, the impact of inventory fair value step-up amortization is $27.3 million primarily relating to the acquisitions of Solta Medical, Inc. on January 23, 2014 and PreCision Dermatology Inc. on July 7, 2014. For the twelve months ended December 31, 2013 the impact of inventory fair value step-up amortization is $372.5 million primarily due to the acquisitions of Bausch & Lomb Holdings Incorporated on August 5, 2013 and Medicis Pharmaceutical Corporation on December 11, 2012.
(d)	For the twelve months ended December 31, 2015, 2014 and 2013, cost of goods sold includes $22.0 million, $33.4 million and $47.7 million, respectively, of costs associated with integration related technology transfers, depreciation resulting from PP&E step up of $23.4 million, $28.8 million and $7.1 million, respectively, primarily relating to the acquisition of Bausch & Lomb Holdings Incorporated. For the twelve months ended December 31, 2015, cost of goods sold also includes $2.1 million of cost of goods related to Philidor Rx Services products sold during the wind-down period November 1, 2015 through December 31, 2015. For the twelve months ended December 31, 2014 and 2013, cost of goods sold also includes $5.9 million and $6.5 million, respectively, amortization of the BMS fair value inventory adjustment.
(e)	For the twelve months ended December 31, 2015, SG&A of $89.6 million is primarily related to Philidor Rx Services wind-down costs of $64.5 million which includes $26.9 million of bad debt reserve, $23.3 million of depreciation expense resulting from the write-down of fixed assets and $14.3 million of operating expenses during the wind-down period November 1, 2015 through December 31, 2015, $11.5 million of stock-based compensation which reflects expense associated with the modified equity awards for a certain executive who terminated his employment in June 2015 as well as the impact of previously accelerated equity instruments, $7.9 million loss on disposal of assets and $4.1 million of depreciation expense resulting from PP&E step-up. For the twelve months ended December 31, 2014, SG&A of $12.9 million primarily includes $7.9 million of registration and fees associated with the Allergan transaction, $2.7 million loss on asset held for sale and $1.2 million on disposal of assets. For the twelve months ended December 31, 2013, SG&A of $21.7 million primarily includes $21.3 million of stock-based compensation which reflects the one time modification and cash settlement of certain board of directors equity instruments, acceleration of certain equity instruments and the amortization of the fair value step-up increment resulting from the merger of Legacy Valeant into Legacy Biovail.
(f)	Net expense/(income) from the changes in acquisition-related contingent consideration for the twelve months ended December 31, 2015, 2014 and 2013 is ($23.0) million, ($14.1) million and ($29.2) million, respectively.
(g)	In-process research and development impairments and other charges for the twelve months ended December 31, 2015 of $248.4 million is primarily related to the $100.0 million upfront payment in connection with the license of brodalumab, a $90.2 million impairment related to Rifaximin SSD developmental program, a $28.2 million impairment related to Emerade® in the fourth quarter, a $12.3 million impairment related to Arestin® Peri-Implantitis developmental program and other smaller impairments. In-process research and development impairments and other charges for the twelve months ended December 31, 2014 of $41.0 million is primarily due to the write-offs of IPR&D assets including $12.5 million acquired in the Medicis Pharmaceutical Corporation acquisition in December 2012, an upfront payment made in connection with an amendment to a license and distribution agreement with a third party of $12.0 million, and payments to third parties with the achievement of specific developmental and regulatory milestones under our R&D programs, including Jublia® of $8.4 million. For the twelve months ended December 31, 2013, $153.6 million is primarily due to the write-off of IPR&D assets relating to the modified-release formulation of ezogabine/retigabine of $93.8 million, $27.3 million of IPR&D assets acquired as part of Aton Pharma, Inc. acquisition in May 2010, IPR&D assets acquired as part of the Bausch & Lomb acquisition of $14.4 million and an impairment to Xerese Ointment of $8.8 million.

(h)	For the twelve months ended December 31, 2015, other (income)/expense of $256.1 million primarily relates to post-combination expense of $168.3 million related to the acceleration of unvested restricted stock for Salix Pharmaceuticals Ltd, legal related charges associated with the AntiGrippin® litigation of $25.4 million, costs resulting from the termination of supply and distribution agreements of $20.6 million, legal settlements and related fees of $19.3 million including costs of legal proceedings, investigations and inquiries respecting certain of our distribution, marketing, pricing, disclosure and accounting practices, including our former relationship with Philidor, a post-combination expense of $11.7 million related to cash bonuses paid to Amoun Pharmaceutical Company S.A.E in connection with the acquisition and $6.4 million loss on sale of divested assets. For the twelve months ended December 31, 2014, other (income)/expense of ($268.7) million primarily relates to the gain on sale of filler and toxin assets of ($323.9) million and the reversal of the AntiGrippin® litigation reserve of ($50.0) million offset by $58.5 million loss on sale of Metronidazole 1.3%, a post combination expense of $20.4 million related to acceleration of unvested stock options for PreCision employees, $8.8 million loss on generic tretinoin product rights acquired in the PreCision Dermatology Inc. acquisition and $5.6 million related to a settlement of a pre-existing relationship with respect to the acquisition of Solta Medical, Inc. For the twelve months ended December 31, 2013, other (income)/expense of $287.2 million primarily relates to a $142.5 million settlement agreement with Anacor Pharmaceuticals, Inc., $52.8 million of stock-based compensation expense related to the acquisition of Bausch & Lomb Holdings Incorporated and a $50.0 million charge related to an AntiGrippin® litigation.
(i)	Restructuring, integration, acquisition-related and other costs of $400.4 million primarily relates to the acquisitions of Salix Pharmaceuticals, Ltd., Dendreon Corporation, Philidor Rx Services, Bausch & Lomb Holdings Incorporated, Marathon Pharmaceuticals, LLC and Synergetics USA, Inc. These include $179.7 million of contract terminations, integration consulting, transition services, duplicative labor and other, $137.0 million of employee severance costs, $38.5 million of acquisition costs, $33.3 million of other, $10.4 million of facility closure costs and $1.5 million of non-personnel manufacturing integration costs.
(j)	Restructuring, integration, acquisition-related and other costs of $388.0 million primarily relates to the acquisitions of Bausch & Lomb Holdings Incorporated, the restructuring of a manufacturing facility in Waterford, Ireland, the acquisition of Solta Medical, Inc., other Valeant restructuring and integration initiatives and the acquisitions of PreCision Dermatology Inc. and OnPharma Inc. These include $184.1 million of contract terminations, integration consulting, transition services, duplicative labor and other, $127.0 million of employee severance costs, $43.1 million of facility closure costs, $16.7 million of other, $7.3 million of non-personnel manufacturing integration costs, $6.3 million of acquisition costs and $3.5 million of stock-based compensation.
(k)	Restructuring, integration, acquisition-related and other costs of $498.4 million primarily relates to the acquisitions of Bausch & Lomb Holdings Incorporated, Medicis Pharmaceutical Corporation, Obagi Medical Products, Inc. and internal Valeant restructuring and integration initiatives. These include $199.7 million of contract terminations, integration consulting, transition services, duplicative labor and other, $190.9 million of employee severance costs, $39.1 million of facility closure costs, $36.4 million of acquisition costs, $14.8 million of other, $9.1 million of non-personnel manufacturing integration costs, $4.7 million of other non-cash charges and $3.7 million of stock-based compensation.
(l)	Represents amortization and impairments of finite-lived intangible assets including an impairment charge of $79.0 million related to Philidor Rx Services in the twelve months ended December 31, 2015.
(m)	Non-cash interest expense associated with amortization of deferred financing costs and debt discounts for the twelve months ended December 31, 2015, 2014 and 2013 is $77.7 million, $70.0 million and $89.5 million, respectively. The twelve months ended December 31, 2015 also includes $73.5 million write-down of deferred finance costs and $8.0 million of interest expense resulting from the acquisition of Salix Pharmaceuticals, Ltd.
(n)	Gain on investment, net was a gain recognized in connection with the sale by PS Fund 1, LLC of the Allergan Inc. shares.
(o)	Unrealized foreign exchange loss on intercompany financing arrangements for the twelve months ended December 31, 2015, 2014 and 2013 is $68.6 million, $135.1 million and $0.8 million, respectively. The twelve months ended December 31, 2015 also includes unrealized foreign exchange loss of $26.6M relating to a foreign currency forward-exchange contract.
(p)	Adjusted amounts represent adjusted pretax income multiplied by our effective tax rate for the twelve months ended December 31, 2015, 2014 and 2013. The effective tax rate was derived by reference to statutory rates in the regions in which the company operates.
(q)	As the Company disclosed on March 15, 2016, it revised its methodology for the presentation of tax adjustments to non-GAAP earnings and eliminated the use of tax attributes and other timing items in its calculation of non-GAAP net income (loss) and earnings (loss) per share. The adjustments to the tax provisions for the twelve months ended December 31, 2015, 2014 and 2013 under the discontinued tax presentation were ($7.0) million, $75.7 million and ($515.9) million, respectively, which would have resulted in Adjusted non-GAAP earnings per share of $10.16, $8.23 and $6.24, respectively.

Valeant Pharmaceuticals International, Inc.	Table 3
Statement of Revenues - by Segment
For the Three and Twelve Months Ended December 31, 2015 and 2014 Restated

	Three Months Ended December 31,
(In millions)	2015 GAAP	2014 Restated GAAP	% Change	2015 currency impact & other (a)	2015 excluding currency impact & other non-GAAP (b)	% Change
Revenues
Dermatology	$322.5	$427.5	-25%	$(4.6)	$317.9	-26%
Consumer	155.9	141.4	10%	—	155.9	10%
Ophthalmology Rx	112.0	131.8	-15%	—	112.0	-15%
Contact Lenses	53.5	42.6	26%	—	53.5	26%
Surgical	65.4	56.6	16%	—	65.4	16%
Neuro & Other/Generics	541.2	449.0	21%	—	541.2	21%
Dental	44.7	41.1	9%	—	44.7	9%
Oncology/Urology	76.6	—		—	76.6
GI	500.1	—		—	500.1
Total U.S.	1,871.9	1,290.0	45%	(4.6)	1,867.3	45%
ROW Developed	363.4	423.1	-14%	49.2	412.6	-2%

Developed Markets	2,235.3	1,713.1	30%	44.6	2,279.9	33%
Emerging Markets-Europe/Middle East/Africa	280.1	280.0	0%	46.1	326.2	17%
Emerging Markets-Latin America	100.4	112.7	-11%	28.9	129.3	15%
Emerging Markets-Asia	141.4	129.6	9%	7.7	149.1	15%

Emerging Markets	521.9	522.3	0%	82.7	604.6	16%

Total revenues	$2,757.2	$2,235.4	23%	$127.3	$2,884.5	29%

	Twelve Months Ended December 31,
	2015 GAAP	2014 Restated GAAP	% Change	2015 currency impact & other (a)	2015 excluding currency impact & other non-GAAP (b)	% Change
Revenues
Dermatology	$1,648.4	$1,322.3	25%	$(4.6)	$1,643.8	24%
Consumer	625.6	587.4	7%	—	625.6	7%
Ophthalmology Rx	490.8	465.4	5%	—	490.8	5%
Contact Lenses	212.8	170.4	25%	—	212.8	25%
Surgical	224.6	215.1	4%	—	224.6	4%
Neuro & Other/Generics	2,153.0	1,524.8	41%	—	2,153.0	41%
Dental	182.3	123.4	48%	—	182.3	48%
Oncology/Urology	249.7	—		—	249.7
GI	1,276.2	—		—	1,276.2
Total U.S.	7,063.4	4,408.8	60%	(4.6)	7,058.8	60%
ROW Developed	1,473.9	1,700.8	-13%	254.0	1,727.9	2%

Developed Markets	8,537.3	6,109.6	40%	249.4	8,786.7	44%
Emerging Markets-Europe/Middle East/Africa	971.7	1,139.2	-15%	245.3	1,217.0	7%
Emerging Markets-Latin America	376.3	435.4	-14%	93.9	470.2	8%
Emerging Markets-Asia	561.2	521.8	8%	23.1	584.3	12%

Emerging Markets	1,909.2	2,096.4	-9%	362.3	2,271.5	8%

Total revenues	$10,446.5	$8,206.0	27%	$611.7	$11,058.2	35%

(a)	Currency effect for constant currency sales is determined by comparing 2015 reported amounts adjusted to exclude currency impact, calculated using 2014 monthly average exchange rates, to the actual 2014 reported amounts. The $4.6 million in Dermatology represents product sales relating to Philidor Rx Services during the wind-down period November 1, 2015 through December 31, 2015.
(b)	To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, please refer to the body of the press release to which these tables are attached.

Valeant Pharmaceuticals International, Inc.	Table 4
Reconciliation of GAAP Cost of Goods Sold to Non-GAAP Cost of Goods Sold - by Segment
For the Three and Twelve Months Ended December 31, 2015

4.1 Cost of goods sold

	Three Months Ended December 31,
(In millions)	2015 as reported GAAP	% of product sales	2015 fair value step-up adjustment to inventory and other non-GAAP (a) (b)	2015 excluding fair value step-up adjustment to inventory and other non-GAAP (a)	% of product sales
Developed Markets	$500.4	23%	$51.7	$448.7	20%
Emerging Markets	218.8	42%	4.6	214.2	42%

	$719.2	26%	$56.3	$662.9	24%

	Twelve Months Ended December 31,
	2015 as reported GAAP	% of product sales	2015 fair value step-up adjustment to inventory and other non-GAAP (a) (c)	2015 excluding fair value step-up adjustment to inventory and other non-GAAP (a)	% of product sales
Developed Markets	$1,773.8	21%	$171.0	$1,602.8	19%
Emerging Markets	757.8	40%	10.2	747.6	40%

	$2,531.6	25%	$181.2	$2,350.4	23%

(a)	To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, please refer to the body of the press release to which these tables are attached.
(b)	Developed Markets include $32.7 million of fair value step-up adjustment to inventory, $11.5 million of integration related inventory and technology transfer costs, PP&E net step up adjustment of $5.4 million and $2.1 million of cost of goods related to Philidor Rx Services during the wind-down period November 1, 2015 through December 31, 2015. Emerging Markets include $3.3 million of fair value step-up adjustment to inventory, $0.8 million of PP&E step up adjustment and $0.5 million of integration related inventory and technology transfer costs.
(c)	Developed Markets include $129.5 million of fair value step-up adjustment to inventory, PP&E net step up adjustment of $21.6 million, $17.8 million of integration related inventory and technology transfer costs and $2.1 million of cost of goods related to Philidor Rx Services during the wind-down period November 1, 2015 through December 31, 2015. Emerging Markets include $4.2 million of fair value step-up adjustment to inventory, $4.2 million of integration related inventory and technology transfer costs and $1.8 million of PP&E step up adjustment.

Valeant Pharmaceuticals International, Inc.	Table 5
Consolidated Balance Sheet

5.1 Cash

(In millions)	As of December 31, 2015	As of December 31, 2014
Cash and cash equivalents	$597.3	$322.6
Debt
Revolving Credit Facility	$250.0	$165.0
Series A-1 Tranche A Term Loan Facility	140.4	139.3
Series A-2 Tranche A Term Loan Facility	137.3	135.5
Series A-3 Tranche A Term Loan Facility	1,881.5	1,633.8
Series A-4 Tranche A Term Loan Facility	951.3	—
Series D-2 Tranche B Term Loan Facility	1,087.5	1,088.4
Series C-2 Tranche B Term Loan Facility	835.1	835.0
Series E-1 Tranche B Term Loan Facility	2,531.2	2,543.8
Series F Tranche B Term Loan Facility	4,055.8	—
Senior Notes	19,206.0	8,675.2
Other	12.3	12.9

	31,088.4	15,228.9
Less: current portion	(823.0)	(0.9)

Total long-term debt	$30,265.4	$15,228.0

5.2 Restructuring, integration, acquisition-related and other costs

	Three Months Ended
	December 31, 2015
by project type	Cash Paid	Expensed
Salix Pharmaceuticals, Ltd.	$53.9	$37.0
Dendreon Corporation	13.3	3.2
Philidor Rx Services	10.8	18.9
Marathon Pharmaceuticals, LLC	10.2	7.7
Synergetics USA, Inc.	6.2	8.1
Amoun Pharmaceutical Company S.A.E	4.0	2.0
Sprout Pharmaceuticals	3.2	2.2
Medicis Pharmaceutical Corporation	3.0	3.0
Paragon Holdings I, Inc	2.8	1.4
Other (Various deals)	16.4	12.5

Total	123.8	96.0

by expense type	Cash Paid
Integration related consulting, duplicative labor, transition services, and other	61.2
Severance payments	25.8
Acquisition-related costs paid to 3rd parties	23.7
Facility closure costs, other manufacturing integration and other	13.1

123.8

Valeant Pharmaceuticals International, Inc.	Table 6
Organic Growth (non-GAAP) - by Segment
For the Three and Twelve Months Ended December 31, 2015

	As reported For the Three Months Ended December 31,
										Organic growth
(In Millions)	(1) Q4 2015	(2) Acq impact	(3) Q4 2015 Same store	(4) Q4 2014 Restated	(5) Pro Forma Adj	(6) Q4 2014 Restated	(7) Currency impact Same store (a)	(8) Currency impact Acq (a)	(9) Divestitures / Discontinuations (b)	Pro Forma (1)+(7)+(8) / (6)-(9) (d) (e)	Same store (3)+(7) / (4)-(9) (d) (e)
Total U.S. (c)	1,854.8	719.5	1,135.3	1,274.7	152.2	1,426.8	(0.1)	0.1	3.9	30.4%	-10.7%
ROW Developed	353.0	5.8	347.2	405.6	2.5	408.1	47.2	0.5	1.3	-1.5%	-2.5%
Developed Markets	2,207.8	725.3	1,482.5	1,680.3	154.7	1,834.9	47.1	0.7	5.2	23.3%	-8.7%
Emerging Markets	515.8	56.1	459.7	511.5	44.3	555.8	74.7	7.4	2.0	8.0%	4.9%

Total product sales	2,723.6	781.4	1,942.2	2,191.8	198.9	2,390.7	121.7	8.0	7.2	19.7%	-5.5%

	As reported For the Twelve Months Ended December 31,
										Organic growth
	(1) FY 2015	(2) Acq impact	(3) 2015 FY Same store	(4) FY 2014 Restated	(5) Pro Forma Adj	(6) Pro Forma 2014 FY Restated	(7) Currency impact Same store (a)	(8) Currency impact Acq (a)	(9) Divestitures / Discontinuations (b)	Pro Forma (1)+(7)+(8) / (6)-(9) (d) (e)	Same store (3)+(7) / (4)-(9) (d) (e)
Total U.S. (c)	6,987.0	2,081.8	4,905.3	4,355.4	1,221.1	5,576.6	(0.1)	0.1	107.4	27.8%	15.5%
ROW Developed	1,429.4	33.9	1,395.5	1,641.0	35.4	1,676.3	238.7	7.8	14.0	0.8%	0.4%
Developed Markets	8,416.4	2,115.6	6,300.8	5,996.3	1,256.5	7,252.9	238.5	7.9	121.4	21.5%	11.3%
Emerging Markets	1,878.3	92.3	1,786.0	2,054.9	74.7	2,129.6	345.6	11.8	19.5	6.0%	4.7%

Total product sales	10,294.7	2,207.9	8,086.8	8,051.2	1,331.2	9,382.5	584.1	19.7	140.9	17.9%	9.6%

(a)	Currency effect for constant currency sales is determined by comparing 2015 reported amounts adjusted to exclude currency impact, calculated using 2014 monthly average exchange rates, to the actual 2014 reported amounts.
(b)	Includes divestitures and discontinuations.
(c)	Includes Valeant’s attributable portion of revenue from joint ventures (JV) - $0.7M Q4’15 and $0.9M Q4’14 and $2.6M YTD’15 and $5.2M YTD’14.
(d)	To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, please refer to the body of the press release to which these tables are attached.
(e)	Organic Growth Definitions:

Pro Forma (PF): This measure provides year over year growth rates for the entire business, including those that have been acquired within the last year.

((Current Year Total product sales + YoY FX impact) – (Prior Year Total product sales + Pro Forma impact of acquisitions within the last year - divestitures or discontinuations))/(Prior Year Total product sales + Pro Forma impact of acquisitions within the last year - divestitures or discontinuations).

Same Store (SS): This measure provides growth rates for businesses that have been owned for one year or more.

((Current Year Total product sales – acquisitions within the last year + YoY FX impact)- (Prior Year Total product sales – divestitures & discontinuations))/(Prior Year Total product sales – divestitures & discontinuations)